EXHIBIT 99.2


                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 6, 2006 by and among Patrick J. Curry and Ronald Moyes and Krista Moyes, Joint Tenants (collectively, the "Sellers") and Jerry C. Moyes (the "Buyer").

         Section 1.1 Ownership. Each of the Sellers is the sole record and beneficial owner of the number of shares of common stock, $0.001 par value, ("Common Stock") of Central Freight Lines, Inc., a Nevada corporation (the "Company") set forth opposite such Seller's name on Schedule I hereto (the "Shares") represented by the certificates set forth on such Schedule, free and clear of any and all liens, security interests, voting agreements, rights of third parties or other encumbrances ("Liens"). Each Seller has full power and authority to transfer full legal ownership of such Seller's respective Shares to the Buyer, and no Seller is required to obtain the approval of any person or governmental agency or organization to effect the sale of the Shares.

         Section 1.2 Purchase and Sale. Sellers agree, on October 6, 2006 (the "Closing Date"), to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Sellers, the number of Shares set forth opposite each Seller's name on Schedule I represented by the certificates set forth on such Schedule, free and clear of any and all Liens, for a per Share purchase price equal to $2.25 (the "Purchase Price"). Upon the transfer of the Shares pursuant to the terms of this Agreement, Sellers shall have vested in Buyer valuable title to all of the Shares, free and clear of any and all Liens.

         Section 1.3 Closing Deliveries.

         (a) On the Closing Date, prior to the closing of the sale and purchase of Shares pursuant hereto each of the Sellers shall (i) have delivered or caused to be delivered to Buyer certificates representing the Shares to be purchased on such Closing Date as set forth on Schedule I hereto in respect of each Seller, duly and validly endorsed or, at Buyer's request, accompanied by stock powers duly and validly executed in blank and sufficient to convey to Buyer good, valid and marketable title in and to such Shares, free and clear of any and all Liens or (ii) have transferred or caused to be transferred to Buyer in accordance with delivery instructions delivered to Sellers by Buyer prior to the Closing Date Shares to be purchased on such Closing Date as set forth on
Schedule I hereto in respect of each Seller held in street name.

         (b) On the Closing Date, Buyer shall pay, by wire transfer of immediately available funds to such account or accounts as the Sellers shall specify, to each of the Sellers in the amounts equal to the product of the Purchase Price and the number of Shares set forth opposite such Seller's name on Schedule I.

         Section 1.4 Voting Agreement. Effective as of the Closing Date and upon payment of the Purchase Price, each of the Sellers hereby agree that, during the Term (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, Buyer shall be entitled to cause the Shares as transferred to Buyer by Sellers under this Agreement (the "Transferred Shares") and shares of Common Stock of the Company subject to a variable prepaid forward contract or similar arrangement under which a Seller retains any voting rights ("Contract Shares"), to be counted as a vote or consent ((a) through (c), collectively the "Merger Transaction") (a) in favor of the adoption of the merger pursuant to that certain Agreement and Plan of Merger, dated as January 30, 2006, by and among the Company, North American Truck Lines, LLC, a Nevada limited liability company and Green Acquisition Company, a Nevada corporation ("Merger Agreement") and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement and (c) against any action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. In order to effectuate the foregoing Merger Transaction, each of the Sellers hereby grants to Buyer, an irrevocable proxy, pursuant to Nevada Revised Statutes and other applicable law, coupled with an interest. The "Term" shall mean the period commencing on Closing Date and continuing to the earlier to occur of the adoption of the merger pursuant to the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement, or one (1) year after the Closing Date. In the event the Transferred Shares and Contract Shares are held and/or registered in a brokerage account (and/or in street name), each of the Sellers shall cause the applicable broker, bank or other nominee (collectively, the "Broker") to cause (i) the Transferred Shares to be transferred and/or registered with Buyer and (ii) all proxy and voting materials with respect to the Transferred Shares and Contract Shares to be distributed directly to Buyer. Sellers will fully cooperate with such Broker and Buyer with respect to any information or documentation required for such transfer and distribution. The Broker may rely on this Section 1.4 with respect Sellers' authorizations and approvals herein. Each of the Sellers hereby agrees that during the Term he will not (i) attend any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or execute any written consent of the shareholders of the Company with respect to the Merger Transaction, unless otherwise directed by Buyer in writing at which time each of the Sellers shall fully cooperate with the instructions and/or directions contained therein, (ii) grant any proxies or powers of attorney that would permit any proxy or attorney-in-fact to take any action inconsistent herewith, (iii) deposit the Transferred Shares into a voting trust or enter into a voting agreement with respect to the Transferred Shares or the Contract Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith or (iv) take any action that would make any representation or warranty of such Seller contained herein untrue or incorrect or would result in a breach by such Seller of its obligations under this Agreement. Each Seller further agrees not to enter into any agreement or understanding with any person or entity, the effect of which would be inconsistent with or violative of any provision contained in this Agreement. The parties agree to execute and deliver such other agreements, proxies, certificates or other documents as may be required by Buyer or Broker to carry out the intent of this Agreement. The obligations of the Sellers under this Section 1.4 shall survive the expiration or termination of this Agreement.

         Section 1.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         Section 1.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LOCAL LAW OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES.

         Section 1.7 Specific Performance. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

         Section 1.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                          PATRICK CURRY


                                          /s/ Patrick Curry
                                          --------------------------
                                          Patrick Curry


                                          RONALD MOYES AND KRISTA MOYES,
                                            JOINT TENANTS


                                          /s/ Ronald Moyes
                                          --------------------------
                                          Ronald Moyes


                                          /s/ Krista Moyes
                                          --------------------------
                                          Krista Moyes


                                          JERRY C. MOYES


                                          /s/ Jerry C. Moyes
                                          --------------------------
                                          Jerry C. Moyes